Allegheny Energy
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                                                                   NEWS RELEASE
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800 Cabin Hill Drive, Greensburg, PA 15601-1689


Media contact:                            Investor contact:
Fred Solomon                              Max Kuniansky
Manager, Corporate Communications         Executive Director, Investor Relations
Phone: (724) 838-6650                         and Corporate Communications
Media Hotline: (888) 233-3583             Phone: (724) 838-6895
E-Mail: fsolomo@alleghenyenergy.com       E-Mail: mkunian@alleghenyenergy.com



                             FOR IMMEDIATE RELEASE
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                  ALLEGHENY ENERGY OFFERS STOCK AND CASH FOR
                    CONVERTIBLE TRUST PREFERRED SECURITIES


GREENSBURG, PA., MARCH 23, 2005 - Allegheny Energy, Inc. (NYSE: AYE) today announced the commencement of a tender offer and consent solicitation for Allegheny Capital Trust I's 117/8% Mandatorily Convertible Trust Preferred Securities due 2008.

$300 million (principal amount) of the 117/8% securities are currently outstanding. Allegheny is offering holders of these securities 83.33 shares of Allegheny Energy common stock and $160.00 in cash per $1,000.00 liquidation amount if they agree to the conversion and consent to amend the indenture governing Allegheny Energy's 117/8% notes.

"This tender offer furthers our goals of reducing debt and strengthening the company's financial condition," said Paul J. Evanson, Chairman, President and Chief Executive Officer of Allegheny Energy. "Conversion of these securities will also accelerate the improvement of Allegheny Energy's equity ratio."

The tender offer commences today and is scheduled to expire at midnight, New York City time, on April 20, 2005, unless extended or terminated. Specific details of this offer are set forth in the offering circular and the accompanying consent and letter of transmittal. For more information on the offer and consent solicitation or to receive a copy of the offering circular, contact Allegheny Energy's information agent, Global Bondholder Services Corporation, at (212) 430-3774 or (866) 795-2200. Questions regarding procedures for tendering in the offer and consent solicitation should be directed to Allegheny Energy's conversion agent, Wilmington Trust Company, at
(302) 636-6470 or (800) 441-7120, Ext. 6740.

This press release is not an offer or solicitation for the early conversion of the 117/8% securities (CUSIP No. 017271AA5) into common stock, which can only be made on the terms and subject to the conditions described in the tender offer statement (including an offering circular, a related letter of transmittal and other offer documents) filed with the Securities and Exchange Commission. The tender offer statement is being made available to all holders of the securities at no expense to them. The tender offer statement is also available at no charge on the SEC's Web site at www.sec.gov. The tender offer statement contains important information that should be read carefully before any decision is made with respect to the offer and consent solicitation.

Allegheny Energy
----------------

Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned utility consisting of two major businesses. Allegheny Energy Supply owns and operates electric generating facilities, and Allegheny Power delivers low-cost, reliable electric service to customers in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. For more information, visit our Web site at www.alleghenyenergy.com.

Forward-Looking Statements
--------------------------

In addition to historical information, this release contains a number of "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: regulation and the status of retail generation service supply competition in states served by Allegheny Energy's distribution business, Allegheny Power; financing plans; demand for energy and the cost and availability of raw materials, including coal; provider-of-last-resort and power supply contracts; results of litigation; results of operations; internal controls and procedures; capital expenditures; status and condition of plants and equipment; regulatory matters; and accounting issues. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations. Factors that could cause actual results to differ materially include, among others, the following: changes in the price of power and fuel for electric generation; general economic and business conditions; changes in access to capital markets; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; environmental regulations; the results of regulatory proceedings, including proceedings related to rates; changes in industry capacity, development and other activities by Allegheny Energy's competitors; changes in the weather and other natural phenomena; changes in the underlying inputs and assumptions, including market conditions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny Energy, its markets or its activities; the loss of any significant customers or suppliers; dependence on other electric transmission and gas transportation systems and their constraints or availability; changes in PJM, including changes to participant rules and tariffs; the effect of accounting policies issued periodically by accounting standard-setting bodies; and the continuing effects of global instability, terrorism and war. Additional risks and uncertainties are identified and discussed in Allegheny Energy's reports filed with the Securities and Exchange Commission.

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